Exhibit 99.1

FAT BRANDS INC. REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS

Conference call and webcast today at 5:00 p.m. ET

LOS ANGELES (November 4, 2021) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today reported fiscal third quarter 2021 financial results for the 13-week period ending September 26, 2021.

Andy Wiederhorn, President and CEO of FAT Brands, commented, “We want to thank our franchise partners and employees for their efforts in delivering yet another strong quarter and further momentum for FAT as we emerge from the challenging operating environment of the past year.”

“We successfully closed the acquisition of the Twin Peaks sports lodge for $300 million on October 1, our third acquisition in the past year, and another historic moment for FAT Brands as it is our entrance into the polished casual dining category. This transaction furthers the rapid diversification of our restaurant portfolio, expands our store base to more than 2,100 franchised and corporate-owned stores globally and increases our combined system-wide sales to approximately $1.8 billion annually. We are excited to integrate Twin Peaks into our portfolio, and believe we can effectively enhance the strong growth the sports-lodge brand achieved under Garnett Station. From this transaction, we expect our post-COVID normalized EBITDA to increase by approximately $25-$30 million.”

“We continue to execute on our acquisition strategy here in the fourth quarter as on November 2, 2021 the Company announced it had agreed to acquire Fazoli’s, the largest premium QSR Italian chain in the U.S., from Sentinel Capital Partners for $130 million. We believe this is a fantastic addition to our portfolio as Fazoli’s further enhances our profitability, adding an estimated $14.5 to $15.0 million to our post-COVID normalized EBITDA in 2022.”

“The third quarter saw a significant progression in sales improvements across our brands as the Delta variant continues to wane and restrictions ease throughout the world. We continue to report positive same store sales compared to 2019 with a 4% increase for the third quarter of 2021. We are particularly excited that international same store sales compared to 2019 improved 715 basis points in the third quarter when compared to the second quarter of 2021. In addition, same store sales of domestic locations in the third quarter grew 7% compared to the third quarter of 2019. Our franchise sales team had a record quarter, closing nine deals that account for 166 locations, which will further enhance our organic growth strategy. We expect unit growth to continue increasing in the coming months with plans to open 26 additional stores by the end of the year for a total of 85 for 2021.”

Fiscal Third Quarter 2021 Highlights

●	Total revenue improved 628% to $29.8 million compared to $4.1 million the third quarter of 2020

○	System-wide sales growth of 378% Q3 2021/Q3 2020 and 237% Q3 2021/Q3 2019
■	United States sales growth of 418% Q3 2021/Q3 2020 and 289% Q3 2021/Q3 2019
■	Rest of world sales growth of 237% Q3 2021/Q3 2020 and 97% Q3 2021/Q3 2019

○	System-wide same-store sales growth of 16.2% Q3 2021/Q3 2020
■	United States same-store sales growth of 17.3% Q3 2021/Q3 2020
■	Rest of world sales growth of 11.9% Q3 2021/Q3 2020
○	25 new franchised store openings during the third quarter of 2021
■	Store count as of September 26, 2021: 2,058 stores system-wide plus 26 locations to open in 2021

●	Net loss of $3.6 million or $0.26 per diluted share compared to net loss of $0.6 million or $0.04 per diluted share in the third quarter of 2020
●	Adjusted net loss(1) of $2.0 million, or $0.14 per diluted share, compared to adjusted net income of $0.3 million, or $0.02 per diluted share in the third quarter of 2020
●	EBITDA(1) of $4.8 million compared to EBITDA of $0.1 million in the third quarter of 2020
●	Adjusted EBITDA(1) of $7.2 million compared to adjusted EBITDA of $0.6 million in the third quarter of 2020

(1)	EBITDA, Adjusted EBITDA and adjusted net loss are non-GAAP measures defined below, under “Non-GAAP Measures”. Reconciliation of GAAP net income to EBITDA, adjusted EBITDA and adjusted net loss are included in the accompanying financial tables.

Summary of Third Quarter 2021 Financial Results

Total revenue was $29.8 million in the third quarter of 2021 compared to $4.1 million in the third quarter of 2020, reflecting revenue from Global Franchise Group (“GFG”), which was acquired during the third quarter of 2021, revenue from Johnny Rockets, which was acquired during the third quarter of 2020, and the recovery from the negative effects of the COVID-19 pandemic on royalties from restaurant sales.

Costs and expenses increased to $27.4 million in the third quarter of 2021 compared to $5.4 million in the third quarter of 2020. General and administrative expenses increased $10.0 million primarily due to higher compensation expense with the acquisition of GFG and increased professional fees.

Advertising expense increased to $5.5 million in the third quarter of 2021 compared to $0.8 million in the third quarter of 2020, reflecting advertising expenses from GFG and Johnny Rockets and the increase in customer activity as the recovery from recovery from COVID continues.

Other expense of $7.2 million in the third quarter of 2021 was comprised primarily of interest expense of $7.1 million.

Adjusted net loss was $2.0 million, or $0.14 per diluted share, in the third quarter of 2021 compared to adjusted net income of $0.3 million, or $0.02 per diluted share, in the third quarter of 2020.

Recent Events and Liquidity

On October 1, 2021, the Company announced the completion of its acquisition of Twin Peaks restaurant chain from Garnett Station Partners for $300 million. As a result of the acquisition, FAT Brands has entered a new restaurant category, polished casual dining. The transaction was funded with the proceeds of $250 million in principal amount of new securitization notes and the issuance to the sellers of shares of Series B preferred stock.

On November 2, 2021, the Company announced it has agreed to acquire Fazoli’s, the largest premium QSR Italian chain in the U.S., from Sentinel Capital Partners for $130 million. The transaction will be funded with cash from the issuance of new notes from the Company’s securitization facilities, and is expected to close by mid-December 2021.

Key Financial Definitions

New store openings - The number of new store openings reflects the number of stores opened during a particular reporting period. The total number of new stores per reporting period and the timing of stores openings has, and will continue to have, an impact on our results.

Same-store sales growth - Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open and in the FAT Brands system for at least one full fiscal year. For stores that were temporarily closed, sales in the current and prior period are adjusted accordingly. Given our focused marketing efforts and public excitement surrounding each opening, new stores often experience an initial start-up period with considerably higher than average sales volumes, which subsequently decrease to stabilized levels after three to six months. Additionally, when we acquire a brand, it may take several months to integrate fully each location of said brand into the FAT Brands platform. Thus, we do not include stores in the comparable base until they have been open and in the FAT Brands system for at least one full fiscal year. For 2020, the comparable store base does not include Elevation Burger and Johnny Rockets stores as we did not own the brands for the full year of 2019. For 2021, the comparable store base includes Elevation Burger as we owned the brand for the full year of 2020.

System-wide sales growth - System wide sales growth reflects the percentage change in sales in any given fiscal period compared to the prior fiscal period for all stores in that brand only when the brand is owned by FAT Brands. Because of acquisitions, new store openings and store closures, the stores open throughout both fiscal periods being compared may be different from period to period.

Conference Call and Webcast

FAT Brands will host a conference call and webcast to discuss its fiscal third quarter 2021 financial results today at 5:00 PM ET. Hosting the conference call and webcast will be Andy Wiederhorn, President and Chief Executive Officer, and Ken Kuick, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-877-705-6003. A replay will be available after the call until Thursday, November 11, 2021, and can be accessed by dialing 1-844-512-2921. The passcode is 13724794. The webcast will be available at www.fatbrands.com under the “Investors” section and will be archived on the site shortly after the call has concluded.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns fifteen restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Twin Peaks, Yalla Mediterranean, Ponderosa and Bonanza Steakhouses and franchises approximately 2,000 units worldwide. For more information, please visit www.fatbrands.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial and operating results of the Company, including estimates of annual EBITDA, our ability to integrate the Global Franchise Group brands and conduct future accretive acquisitions, our pipeline of new store locations, and the recovery of our business from the current novel coronavirus pandemic (“COVID-19”), including our revenue performance and reopening of special venues. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements. Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies including, but not limited to, uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic and the effects of the Delta variant of COVID-19, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Non-GAAP Measures (Unaudited)

This press release includes the non-GAAP financial measure of EBITDA and Adjusted EBITDA.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA is defined as EBITDA (as defined above), excluding expenses related to acquisitions, refranchising gain or losses, impairment charges, and certain non-recurring or non-cash items that the Company does not believe directly reflect its core operations and may not be indicative of the Company’s recurring business operations.

Adjusted net loss is a supplemental measure of financial performance that is not required by or presented in accordance with GAAP. Adjusted net loss is defined as net loss plus the impact of adjustments and the tax effects of such adjustments. Adjusted net loss is presented because we believe it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net loss as presented may not be comparable to other similarly titled measures of other companies, and our presentation of adjusted net loss should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.

Reconciliations of net loss attributable to FAT Brands Inc. presented in accordance with GAAP to EBITDA, adjusted EBITDA and adjusted net loss are set forth in the tables below.

Investor Relations:

ICR

Lynne Collier

IR-FATBrands@icrinc.com

646-430-2216

Media Relations:

JConnelly

Erin Mandzik

emandzik@jconnelly.com

862-246-9911

FAT Brands Inc. Consolidated Statements of Operations

	Thirteen Weeks Ended		Thirty Nine Weeks Ended
	September 26, 2021	September 27, 2020	September 26, 2021	September 27, 2020

(in thousands)

Revenue
Royalties	$13,742	$3,156	$24,800	$8,678
Franchise fees	1,087	122	2,109	571
Advertising fees	5,483	803	8,043	2,347
Restaurant sales	3,879	—	4,113	—
Factory revenue	5,480	—	5,480	—
Management fees and other income	90	8	148	23
Total revenue	29,761	4,089	44,693	11,619

Costs and expenses
General and administrative expense	12,966	2,990	23,375	10,626
Restaurant operating expenses	3,660	—	3,904	—
Factory operating expenses	3,473	—	3,473	—
Impairment of assets	—	753	—	3,927
Refranchising (gain) loss	(250)	325	(679)	1,869
Acquisition costs	2,053	503	2,985	633
Advertising expense	5,483	814	8,043	2,358
Total costs and expenses	27,385	5,385	41,101	19,413

Income /(loss) from operations	2,376	(1,296)	3,592	(7,794)

Other income (expense), net
Interest expense, net	(7,072)	(123)	(11,939)	(2,034)
Interest expense related to preferred shares	(173)	(323)	(725)	(1,251)
Net loss on extinguishment of debt	(13)	(88)	(6,418)	(88)
Change in fair value of derivative liability	—	(374)	—	887
Gain on contingent consideration payable adjustment	—	1,680	—	1,680
Other expense, net	64	(63)	189	6
Total other (expense) income, net	(7,194)	709	(18,893)	(800)

Loss before income tax expense	(4,818)	(587)	(15,301)	(8,594)

Income tax benefit	(1,183)	(19)	(3,303)	(1,405)

Net loss	(3,635)	(568)	(11,998)	(7,189)
Less: Net loss attributable to noncontrolling interest	(14)	—	(19)	—
Net loss attributable to FAT Brands Inc.	$(3,621)	$(568)	$(11,979)	$(7,189)
Basic and diluted loss per share	$(0.26)	$(0.04)	$(0.85)	$(0.55)
Basic and diluted weighted average shares outstanding	14,144,857	13,101,791	14,094,772	13,077,480
Cash dividends declared per common share	$0.13	$—	$0.39	$—

FAT Brands Inc. Consolidated EBITDA and Adjusted EBITDA Reconciliation

	Thirteen Weeks Ended		Thirty Nine Weeks Ended
	September 26, 2021	September 27, 2020	September 26, 2021	September 27, 2021

(in thousands)

Net loss attributable to FAT Brands Inc.	$(3,621)	$(568)	$(11,979)	$(7,189)
Interest expense, net	7,245	446	12,664	3,285
Income tax benefit	(1,183)	(19)	(3,303)	(1,405)
Depreciation and amortization expense	2,377	263	3,161	763
EBITDA	4,818	122	543	(4,546)
Provision for bad debts	202	—	225	—
Share-based compensation expenses	258	45	488	61
Non-cash lease expenses (1)	127	91	404	174
Acquisition costs	2,053	503	2,985	633
Refranchising (gain) loss	(250)	325	(679)	1,869
Net loss on extinguishment of debt	13	88	6,418	88
Gain on contingent consideration payable adjustment	—	(1,680)	—	(1,680)
Impairment loss	—	753	—	3,927
Change in fair value - derivative liability	—	374	—	(887)
Adjusted EBITDA	$7,221	$621	$10,384	$(361)

(1)	Included non-cash lease expenses related to new lease accounting standards

FAT Brands Inc. Adjusted Net Loss Reconciliation

	Thirteen Weeks Ended		Thirty Nine Weeks Ended
	September 26, 2021	September 27, 2020	September 26, 2021	September 27, 2020

(in thousands)

Net loss attributable to FAT Brands Inc.	$(3,621)	$(568)	$(11,979)	$(7,189)
Refranchising (gain) loss	(250)	325	(679)	1,869
Acquisition costs	2,336	503	2,985	633
Net loss on extinguishment of debt	13	88	6,418	88
Tax adjustments, net (1)	(515)	(30)	(1,883)	(423)
Adjusted net loss attributable to FAT Brands Inc.	$(2,037)	$318	$(5,138)	$(5,022)

Loss per basic and diluted share	$(0.26)	$(0.04)	$(0.85)	$(0.55)
Adjusted loss per basic and diluted share	$(0.14)	$0.02	$(0.36)	$(0.38)

Weighted average basic and diluted shares outstanding	14,144,857	13,101,791	14,094,772	13,077,480

(1)	Reflects the tax impact of the adjustments using the effective tax rate for the respective periods